Press Release

Contact:

David G. Mazzella
President & CEO
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE

VERAMARK ANNOUNCES FIRST QUARTER RESULTS

Pittsford, New York, May 12, 2006 - Veramark Technologies, Inc. (OTCBB:VERA) today announced financial results for the first quarter ended March 31, 2006. For the three months ended March 31 Veramark reported sales of $2,444,000 which compared with sales of $2,626,000 for the first quarter of 2005. Veramark reported a net loss of $57,000, or $0.01 per share, a slight improvement from a net loss of $85,000, also $0.01 per share, reported for the first quarter ended March 31, 2005.

Veramark’s President and Chief Executive Officer, David G. Mazzella, commenting on the results stated, “Though first quarter results did not meet our expectations, revenues generated from VeraSMART, our enterprise level product increased 20% in the first quarter of 2006 versus the prior year. Secondly, orders booked for the first quarter were 14% higher than for the same quarter of 2005. The first quarter has historically been Veramark’s weakest quarter in terms of orders booked”.

Mr. Mazzella stated further, “During the first quarter we recruited additional marketing and sales personnel. We added six new sales people, including a new Director of Business Development and Marketing and a new Director of International Business Development, both of whom previously were employed by major competitors. Both bring valuable experience and market expertise to Veramark.”

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About Veramark Technologies, Inc.

For over 20 years, Veramark’s telemanagement solutions have set the industry standard for technological excellence, application experience, and process expertise. Veramark’s completely web-based software architecture integrates communications management software with operation support systems (OSS) software. These solutions include Call Accounting, Telemanagement, Work Flow Management, Directory / Information Management, Service Inventory Build and Line Verification, Service Analysis and Recommendations, Wireless Optimization and Ongoing Management, Contract Analysis/Negotiations, and Billing Dispute Resolution.

This broad portfolio of products and services allows enterprises to measurably reduce communications expenses, optimize network performance, increase productivity and improve enterprise security. By utilizing industry-standard databases, secure web-browser based user interfaces, and dynamic reporting tools, Veramark’s products and services make managing complex communications networks easy and efficient. Veramark’s Web-based software architecture eliminates the need for client software and makes the software accessible from every networked PC in the enterprise. In addition to Veramark’s premise-based solutions, Veramark offers its customers a robust ASP and managed services alternative, designed to meet all or a portion of the customer’s defined needs.

The company sells and markets its solutions directly and through leveraged distribution channels to customers ranging from the Fortune 500 to small businesses as well as the public sector, including government agencies and the military. Veramark’s leadership position is demonstrated by its relationships with telecom's elite - Avaya®, Nortel Networks®, Cisco Systems®, NEC America, AT&T Inc., Sprint® and others. All Veramark products and services are made and provided by personnel in the United States.

Veramark and VeraSMART are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

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This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the successful launch of planned new products, and the impact of competition or changes in the marketing strategies of major distributors.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED FINANCIAL RESULTS
(Unaudited)

	First Quarter Ended
	March 31

	2006	2005

Net Sales	$2,444,196	$2,626,372

Operating Loss	$(65,491)	$(86,578)
Net Interest Income	8,014	1,292
Loss Before Taxes	(57,477)	(85,286)
Income Taxes	-	-
Net Loss	$(57,477)	$(85,286)

New Loss Per Share	$(0.01)	$(0.01)
Weighted Average Number of
Diluted Shares Outstanding	8,838,373	8,673,998

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